EXHIBIT 10.1

SALE AND PURCHASE AGREEMENT OF THE MÉDI-PARTENAIRES GROUP

This AGREEMENT is made

On April 21, 2005,

BETWEEN THE UNDERSIGNED:

1.	UHS INTERNATIONAL INC.,

A corporation organized under the laws of Delaware (United States of America),

With its registered offices at 1209 Orange Street, Wilmington, DE 19801 (USA),

Represented by Mr. Steve Filton,

Who represents and warrants that he is fully authorized for the purposes hereof,

Hereinafter referred to as the “MAJORITY SHAREHOLDER”,

2.	SANTÉ ET LOISIRS,

A société à responsabilité limitée organized under the laws of France,

With a share capital of EUR 7,500,

With registered offices at 7, rue Royale, 75008 Paris (France),

Registered with the Paris Trade Registry under the number 339 896 243,

Represented by Mr. Frédéric DUBOIS,

Who represents and warrants that he is fully authorized for the purposes hereof,

3.	CMS STAFF,

A société civile organized under the laws of France,

With a variable share capital,

With registered offices at 7, rue Royale, 75008 Paris (France),

Registered with the Paris Trade Registry under the number 379 042 740,

Represented by Mr. Frédéric DUBOIS,

Who represents and warrants that he is fully authorized for the purposes hereof,

4.	SF STAFF,

A société civile organized under the laws of France,

With a variable share capital,

With registered offices at 7, rue Royale, 75008 Paris (France),

Registered with the Paris Trade Registry under the number 439 835 265,

Represented by Mr. Frédéric DUBOIS,

Who represents and warrants that he is fully authorized for the purposes hereof,

5.	MP STAFF,

A société civile organized under the laws of France,

With a variable share capital,

With registered offices at 7, rue Royale, 75008 Paris (France),

Registered with the Paris Trade Registry under the number 447 813 171,

Represented by Mr. Frédéric DUBOIS,

Who represents and warrants that he is fully authorized for the purposes hereof,

Parties 2 to 5, acting severally and not jointly (conjointement et non solidairement) are hereinafter collectively referred to as the“MINORITY SHAREHOLDERS”,

Parties 1 to 5, acting severally and not jointly (conjointement et non solidairement) are hereinafter collectively referred to as the “SELLERS”,

6.	FINANCIERE OPALE,

A société par actions simplifiée organized under the laws of France,

With a share capital of EUR 38,000,

With registered offices at 73, avenue des Champs-Elysées, 75008 Paris (France),

Registered with the Paris Trade Registry under the number 481 557 874,

Represented by Mr. Frédéric DUBOIS,

Who represents and warrants that he is fully authorized for the purposes hereof,

Hereinafter referred to as the “PURCHASER”.

The PURCHASER and the SELLERS are hereinafter collectively referred to as the “PARTIES” and individually referred to as a“PARTY”.

WHEREAS

A.	The SELLERS are the owners of the SHARES TRANSFERRED (as defined in section 1.26).

B.	The COMPANY specializes in the acquisition of holding companies, themselves specializing in the administration and acquisition of private acute care hospitals throughout France.

C.	The COMPANY has shareholdings directly and indirectly in the SUBSIDIARIES which operate these private acute care hospitals, as defined in section 1.28 and listed in EXHIBIT 1.28 which sets out the holding percentage as well as the corporate name and location for each of the SUBSIDIARIES concerned.

D.	The PURCHASER and its advisors had access to (i) a data room located 10, place Vendôme, 75001 Paris, between March 7 and 11, 2005 and (ii) a data room located 7, rue Royale, 75008 Paris, held on March 18, 2005 (hereinafter referred to as the “DATA ROOM”). In this DATA ROOM, they were provided with certain documents and information of an accounting, financial, operating, legal, tax, real estate and environmental nature regarding the COMPANY and its SUBSIDIARIES (the “DATA ROOM DOCUMENTATION”), so as to perform a due diligence exercise with the assistance of external professional advisors, a copy of the index of the DATA ROOM DOCUMENTATION being attached as EXHIBIT D hereto. Moreover, the PURCHASER and its advisors were able to ask questions and obtain the responses regarding the DATA ROOM DOCUMENTATION. The PURCHASER and its advisors also attended a management presentation on March 9, 2005.

E.	Following the completion of the above-mentioned due diligence exercise, the PURCHASER confirmed its wish to acquire the SHARES TRANSFERRED. The PARTIES have thus come together in order to enter into this AGREEMENT and to determine the terms and conditions of the sale referred to herein (hereinafter referred to as the “SALE”), as well as their respective rights and obligations.

F.	It is specified that the MINORITY SHAREHOLDERS have shown interest in reinvesting part of the CONSIDERATION they will receive on COMPLETION as further detailed under sections 3.2 and 4.3 of this AGREEMENT, and in contributing part of their shareholding as further detailed under section 2.1.2 of this AGREEMENT

NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS:

TABLE OF CONTENTS

1.	Definitions	5
2.	Acquisition of the Shares Transferred	8
3.	Conditions Precedent	8
4.	Completion	10
5.	Consideration - Payment Terms	9
6.	Sellers’ Representations and Warranties	12
7.	Purchaser’s Representations and Warranties	14
8.	Provisions relating to the luxcos	14
9.	Confidentiality	15
10.	Costs	16
11.	Registration taxes	16
12.	Caducity of Prior Agreements	16
13.	Amendments - Waiver	16
14.	Notices - Delays	16
15.	Autonomy	18
16.	Entire Agreement	18
17.	Cooperation	18
18.	Language	18
19.	Applicable Law	18
20.	Conciliatory Proceedings - Jurisdiction	18
21.	Number of Original Copies	19

1.	DEFINITIONS

1.1	Principles

The following words shall have the meanings set out hereafter but only when the corresponding words are written in upper case letters.

1.2	“ACQUISITION DEBTS”

Any debt to be repaid or settled at COMPLETION as detailed in EXHIBIT 1.2.

1.3	“01A WARRANT(s)”

Any class A warrant(s) initially attached to shares of the COMPANY held by the MINORITY SHAREHOLDERS (which can be detached from them at any time) and to be exercised subject to condition between March 31, 2004 and March 31, 2009, pursuant to the SHAREHOLDERS AGREEMENTS and the decisions of the COMPANY’ shareholders meeting held on June 7, 2001.

1.4	“01B WARRANT(S)”

Any class B warrant(s) initially attached to shares of the COMPANY held by the MINORITY SHAREHOLDERS (which can be detached from them at any time) and to be exercised subject to condition between March 31, 2006 and March 31, 2009, pursuant to the SHAREHOLDERS AGREEMENTS and the decisions of the COMPANY’s shareholders meeting held on June 7, 2001.

1.5	“01 WARRANTS”

The 01A warrants and the 01B warrants.

1.6	“AGREEMENT”

This agreement.

1.7	“BUSINESS DAY(S)”

Any day(s) on which banks are open for business in Paris.

1.8	“COMPANY”

MEDI-PARTENAIRES,

A société par actions simplifiée incorporated under the laws of France,

With a share capital of EUR 51,618,000,

With registered offices at 7, rue Royale, 75008 Paris (France),

Registered with the Paris Trade Registry under the number 435 037 551.

1.9	“COMPLETION”

The completion of the transfer of the SHARES TRANSFERRED as per section 5 hereafter.

1.10	“CONSIDERATION”

The consideration for the SHARES TRANSFERRED stipulated under section 4 hereafter.

1.11	“CONTRIBUTED SHAREs”

162,762 shares of the COMPANY, with a par value of fifteen (15) Euros each held by the CONTRIBUTING SHAREHOLDERS and contributed in kind to the PURCHASER in the proportions mentioned in EXHIBIT 2.

1.12	“CONTRIBUTING SHAREHOLDERS”

Santé et Loisirs, CMS Staff, SF Staff and MP Staff.

1.13	“DATA ROOM”

As such term is defined in paragraph D of the recitals.

1.14	“DATA ROOM DOCUMENTATION”

As such term is defined in paragraph D of the recitals.

1.15	“EXHIBIT(S)”

Any exhibit attached to this AGREEMENT, it being specified that each time that the representations contained in a section of this AGREEMENT need to be documented, this is done via an EXHIBIT carrying the same number as the relevant representation.

1.16	“FRENCH MERGER CONTROL RULES”

As defined in section 3.1 below.

1.17	“GROUP” or “GROUP COMPANIES”

The COMPANY, the SUBSIDIARIES and the LUXCOS.

1.18	“LIQUIDATION COSTS”

As such term is defined in section 4.2 below.

1.19	“LUXCOS”

The following companies:

UHS HEALTH PARTNERS SARL,

A société à responsabilité limitée organized under the laws of Luxemburg,

With a share capital of EUR 58,437,725,

With registered offices at 23, avenue Monterey, L-2086 Luxemburg,

Registered with the Luxemburg Trade Registry under section B number 82377,

and,

SANTE PARTENAIRES SARL,

A société à responsabilité limitée organized under the laws of Luxemburg,

With a share capital of EUR 45,181,675,

With registered offices at 23, avenue Monterey, L-2086 Luxemburg,

Registered with the Luxemburg Trade Registry under section B number 82375.

1.20	“SALE”

As such term is defined in paragraph E of the recitals.

1.21	“SANTE FINANCE”

A société par actions simplifiée organized under the laws of France, with a share capital of EUR 59,478,000, registered offices at 7, rue Royale, 75008 Paris (France) and registered with the Paris Trade Registry under the number 381 745 025.

1.22	“SANTE INVESTISSEMENT”

A société en commandite simple organized under the laws of France, with a share capital of EUR 30,000, registered offices at 7, rue Royale, 75008 Paris (France) and registered with the Paris Trade Registry under the number 379 085 848.

1.23	“SECURITY INTERESTS”

The security interests listed in EXHIBIT 1.23.

1.24	“SGG”

Services Généraux de Gestion S.A., 23, avenue Monterey, L-2086 Luxemburg.

1.25	“SHAREHOLDERS AGREEMENTS”

The agreements entered into between SANTE PARTENAIRES SARL and each of the MINORITY SHAREHOLDERS on June 7, 2001 in respect of the COMPANY, as listed in EXHIBIT 1.25.

1.26	“SHARES TRANSFERRED”

The SOLD SHAREs and the CONTRIBUTED SHAREs altogether, representing on COMPLETION:

(i) 2,337,509 shares of UHS HEALTH PARTNERS SARL, representing 100% of the issued and outstanding share capital and voting rights of UHS HEALTH PARTNERS SARL, and

(ii) 637,082 shares of the COMPANY representing 18,51% of the issued and outstanding voting rights of the COMPANY,

together granting the PURCHASER a direct and indirect ownership of 3,441,200 shares of the COMPANY, representing 100% of the COMPANY’S share capital and voting rights.

1.27	“SOLD SHARES”

(i) 2,337,509 shares of UHS HEALTH PARTNERS SARL with a par value of twenty-five (25) Euros each held by the MAJORITY SHAREHOLDER, representing 100% of the share capital and voting rights of UHS HEALTH PARTNERS SARL, which holds 1,807,267 shares representing 100% of the issued and outstanding share capital and voting rights of SANTÉ PARTENAIRES SARL, which in turn holds 2,804,118 shares of the COMPANY with a par value of fifteen (15) Euros each, and

(ii) 474,320 shares of the COMPANY with a par value of fifteen (15) Euros each held by the MINORITY SHAREHOLDERS, and sold to the PURCHASER in the proportions mentioned in EXHIBIT 2.

1.28	“SUBSIDIARY(IES)”

Any company, grouping or other entity controlled directly or indirectly by the COMPANY and/or SANTÉ FINANCE, within the meaning of section L. 233-3 of the French Commercial Code (Code de commerce), as well as SANTÉ INVESTISSEMENT, as listed in EXHIBIT 1.28.

1.29	“UHS IRELAND”

As such term is defined in section 5.2.1 below.

2.	ACQUISITION OF THE SHARES TRANSFERRED

2.1	ON COMPLETION, subject to the conditions precedent set out under section 3 hereafter, the SELLERS shall:

2.1.1 sell, transfer, assign, convey and deliver the SOLD SHARES to the PURCHASER, free and clear of all encumbrances, and

2.1.2 contribute in kind the CONTRIBUTED SHARES to the PURCHASER, free and clear of all encumbrances.

The detailed allocation of the SHARES TRANSFERRED (together with the sub-allocation between the SOLD SHARES and the CONTRIBUTED SHARES by each of the SELLERS is shown in EXHIBIT 2).

2.2	The PURCHASER shall purchase, assume and acquire the SHARES TRANSFERRED free and clear of all encumbrances for the CONSIDERATION.

2.3	The SELLERS acknowledge that it is essential for the PURCHASER that the sale and contribution of 100% of the TRANSFERRED SHARES occur simultaneously failing which the PURCHASER would not have entered into the AGREEMENT with the SELLERS.

2.4	All rights to dividends attached to the SHARES TRANSFERRED voted out with respect to financial year 2004 and to previous but undistributed and subsequent profits will be vested in the PURCHASER.

2.5	Transfer of title to the SHARES TRANSFERRED will take place upon (i) payment in full of that portion of the CONSIDERATION which is payable in cash on the date of COMPLETION, as per section 4.3 hereafter, with respect to the SOLD SHARES and (ii) issuance and allocation of the shares to be issued by the PURCHASER on the date of COMPLETION in consideration for the CONTRIBUTED SHARES.

3.	CONDITIONS PRECEDENT

The acquisition of the SHARES TRANSFERRED shall take place subject to the fulfillment of the following conditions precedent:

3.1	French merger control approval

A decision of the French Ministry for Economy and Finance (the “MINISTRY”) pursuant to Article L. 430-1 et seq. of the French Commercial Code (the “FRENCH MERGER CONTROL RULES”) approving the SALE, shall have been obtained either expressly or tacitly, if the MINISTRY does not notify the PURCHASER within the required time period any decision in respect of the SALE whether approving or disapproving it.

The PURCHASER undertakes to (i) make full and accurate filing with the MINISTRY, within two (2) BUSINESS DAYS as from the date of this AGREEMENT (or earlier, if the SELLERS so agree), at its own expenses, seeking its approval, of the SALE under the FRENCH MERGER CONTROL RULES and (ii) use its best endeavors in order to satisfy the condition precedent set out hereinabove, as soon as possible so that the date of COMPLETION set by the PARTIES for June 17, 2005 at the latest, is met. The SELLERS shall provide the PURCHASER with all necessary information for this purpose and the PURCHASER shall immediately inform the SELLERS of the fulfillment of the condition precedent.

If on June 17, 2005 at the latest, this condition precedent has not been fulfilled, the AGREEMENT shall lapse and become null and void subject to the SELLERS waiving their right to such lapse in the event that the non-fulfillment of said condition precedent may be attributed to the PURCHASER.

3.2	Contribution of the CONTRIBUTED SHARES

The CONTRIBUTED SHARES shall have been contributed to the PURCHASER in consideration for that number of shares of the COMPANY as agreed with the CONTRIBUTING SHAREHOLDERS under the terms and conditions of EXHIBIT 3.2.

The PURCHASER undertakes to take all necessary steps so that the issuance of new shares of the PURCHASER to be issued to the CONTRIBUTING SHAREHOLDERS in consideration for the contribution of the CONTRIBUTED SHARES has been finally approved on the tentative date of May 18, 2005, it being agreed by the CONTRIBUTING SHAREHOLDERS and the PURCHASER that (i) should the latter fail to notify the SELLERS in writing that such issuance has been approved within the time period mentioned above, and/or that (ii) should the CONTRIBUTING SHAREHOLDERS fail to tender the CONTRIBUTED SHARES to the PURCHASER on the date of COMPLETION in consideration for newly issued shares of the PURCHASER, the PURCHASER shall have the obligation to acquire the SOLD SHARES and the CONTRIBUTED SHARES which the CONTRIBUTING SHAREHOLDERS then undertake to sell, transfer and deliver for a cash consideration equal to that payable for each of the SOLD SHARES.

4.	CONSIDERATION - PAYMENT TERMS

4.1	Amount of the CONSIDERATION

4.1.1 Subject to the provisions of sections 4.1.2 and 4.2 below, the CONSIDERATION for all the SHARES TRANSFERRED, which is two hundred million fifteen thousand Euros (EUR 215,000,000), is not subject to any upwards or downwards adjustment.

The allocation of the CONSIDERATION between the SOLD SHARES and the CONTRIBUTED SHARES shall be as follows:

•	One hundred seventy eight million seven hundred thirteen thousand seven hundred ninety nine Euros and eighty four cents (EUR 178,713,799.84) for the SOLD SHARES transferred by the MAJORITY SHAREHOLDER,

•	twenty seven million fifteen thousand seven hundred eighty five Euros and nineteen cents (EUR 27,015,785.19) for the SOLD SHARES transferred by the MINORITY SHAREHOLDERS;

•	Nine million two hundred seventy thousand four hundred fourteen Euros and ninety seven cents (EUR 9,270,414.97) for the CONTRIBUTED SHARES for which the PURCHASER shall (i) issue nine million two hundred seventy thousand four hundred and thirteen (9,270,413) new shares to be allocated among the CONTRIBUTING SHAREHOLDERS, and (ii) pay to the CONTRIBUTING SHAREHOLDERS cash amount of one Euro and ninety seven cents (EUR 1.97).

Details of the allocation of the CONSIDERATION between the SELLERS are set forth in EXHIBIT 2 to the AGREEMENT.

4.1.2 The CONSIDERATION to be paid to the MAJORITY SHAREHOLDER shall be increased by the amount of the debt (principal of EUR 40,125,219.46 plus accrued interest up to the date of COMPLETION) owed by the COMPANY to UHS HEALTH PARTNERS SARL pursuant to a loan agreement dated May 10, 2001, it being specified that such loan shall remain in force between the COMPANY and UHS HEALTH PARTNERSSARL after the date of COMPLETION.

4.2	Costs of liquidation of the LUXCOS

All costs associated with the termination of the operations and the liquidation of the LUXCOS, including but not limited to all outstanding and unpaid liabilities and provisions for liabilities of any nature whatsoever vis-à-vis third parties (the “LIQUIDATION COSTS”) shall be borne by the MAJORITY SHAREHOLDER. The MAJORITY SHAREHOLDER shall provide the PURCHASER no later than four (4) BUSINESS DAYS prior to COMPLETION with an itemized list (with the corresponding amounts) of the LIQUIDATION COSTS, duly certified by SGG, it being agreed that the LIQUIDATION COSTS shall be deducted from the portion of the CONSIDERATION payable to the MAJORITY SHAREHOLDER as set forth in section 4.1 above.

In the event the LIQUIDATION COSTS should be determined in the future to exceed the amount of the LIQUIDATION COSTS provided by the MAJORITY SHAREHOLDER on COMPLETION, the MAJORITY SHAREHOLDER shall pay to the PURCHASER, on first demand and upon provision of appropriate supporting documentation, the amount of such excess. Conversely, in the event the LIQUIDATION COSTS should be determined in the future to be less than the amount of the LIQUIDATION COSTS provided by the MAJORITY SHAREHOLDER on COMPLETION, the PURCHASER shall pay to the MAJORITY SHAREHOLDER, on first demand and upon provision of appropriate supporting documentation, the amount of such difference.

4.3	Payment of the CONSIDERATION

The portion of the CONSIDERATION due in respect of the SOLD SHARES shall be paid, subject to the provisions of section 4.2 above; by the PURCHASER to the SELLERS on the date of COMPLETION in immediately available funds by bank wire transfer to such accounts as the SELLERS shall have notified in writing to the PURCHASER no later than four (4) BUSINESS DAYS prior to COMPLETION.

The portion of the CONSIDERATION due in respect of the CONTRIBUTED SHARES shall be paid by the PURCHASER to the CONTRIBUTING SHAREHOLDERS on the date of COMPLETION by way of issuance of nine million two hundred seventy thousand four hundred and thirteen (9,270,413) new shares to be allocated among the CONTRIBUTING SHAREHOLDERS as shown in EXHIBIT 2, as well as the payment to the CONTRIBUTING SHAREHOLDERS of a cash amount of one Euro and ninety seven cents (EUR 1.97), subject however to the provisions of section 3.2 above.

5.	COMPLETION

5.1	Date and place

COMPLETION shall take place at the offices of Linklaters, 25, rue de Marignan, 75008 Paris, within five (5) BUSINESS DAYS following the fulfillment of the conditions precedent referred to under section 3 above and in any event no later than June 17, 2005 or on any other place or date as shall be agreed upon by the PARTIES.

5.2	Instruments to be signed and delivered on COMPLETION

5.2.1	On COMPLETION, the SELLERS shall deliver to the PURCHASER:

•	original certificates of OBC bank certifying that it has released the pledges (as detailed in EXHIBIT 5.2.1a) granted by the MINORITY SHAREHOLDERS over part of their SHARES TRANSFERRED as security for the complete repayment of the loans granted by said bank to the MINORITY SHAREHOLDERS,

•	upon full repayment of the relevant part of the ACQUISITION DEBTS by the PURCHASER, a deed of release from the relevant banks and lenders confirming release of the SECURITY INTERESTS,

•	original executed copies of share transfer forms for all of the SOLD SHARES and CONTRIBUTED SHARES held by the MINORITY SHAREHOLDERS,

•	a letter signed by UHS HEALTH PARTNERS SARL approving the transfer to the PURCHASER of the SOLD SHARES of UHS HEALTH PARTNERS SARL,

•	regarding the COMPANY, SANTE FINANCE, SANTE INVESTISSEMENT and the LUXCOS, where applicable, the shareholders’ registers (registres des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires), the minute books for their supervisory and executive boards or boards of directors, and shareholders’ meetings (registre des procès-verbaux du conseil de surveillance et du directoire or registre des procès-verbaux du conseil d’administration and registre des procès-verbaux des assemblées générales),

•	the original executed copies of the resignation letters as at the date of COMPLETION from the GROUP COMPANIES’ representatives and/or members of any board or committee, the names of which are set out in EXHIBIT 5.2.1b, said letters specifying that the resigning representatives and/or members have no claim whatsoever against any of the GROUP COMPANIES,

•	the irrevocable and unconditional waiver by each and all SELLERS of all rights under the SHAREHOLDERS AGREEMENTS including the acknowledgment (i) that the same will cease to be of any effect as from the date of COMPLETION and (ii) that the MINORITY SHAREHOLDERS have irrevocably waived their rights to exercise the 01WARRANTS in the form set forth in EXHIBIT 5.2.1c,

•	the tax forms relating to the transfer of the SOLD SHARES referred to in section 1.27 (ii), for the purposes of registration with the French tax authorities,

•	a copy of the agreement relating to the transfer of 100% of the issued and outstanding share capital and voting rights of UHS Ireland Ltd, a company organized under the laws of the Republic of Ireland (hereinafter “UHS IRELAND”), to the MAJORITY SHAREHOLDER or any other entity designated by the MAJORITY SHAREHOLDER, for a consideration equal to the amount of the receivable held by UHS IRELAND against UHS HEALTH PARTNERS SARL, such transfer not resulting in a taxable capital gain for UHS HEALTH PARTNERS SARL or evidence that UHS IRELAND has been effectively liquidated into UHS HEALTH PARTNERS SARL, it being agreed that the PURCHASER shall not bear, directly or indirectly, any cost with respect to said transfer or liquidation,

•	a certificate issued by SGG certifying the existence and the amount of the receivable (principal of EUR 40,125,219.46 plus accrued interest up to the date of COMPLETION) held by UHS HEALTH PARTNERS SARL against the COMPANY, pursuant to a loan agreement dated May 10, 2001,

•	the duly approved financial statements of each of the LUXCOS as at December 31, 2004,

•	a written confirmation by the MAJORITY SHAREHOLDER. that none of the LUXCOS has, since January 1, 2005, incurred any liability other than those resulting from its ongoing and current operations, nor has acquired or disposed of any assets prior to COMPLETION except as contemplated under this AGREEMENT,

•	the written confirmation that the MINORITY SHAREHOLDERS have caused the full repayment to SANTE PARTENAIRES SARL of the collateral (principal plus accrued interest up to COMPLETION) granted by SANTÉ PARTENAIRES SARL to OBC bank in guarantee of the loans granted by said bank to the MINORITY SHAREHOLDERS,

•	the written confirmation that, to the extent applicable to the MAJORITY SHAREHOLDER, the ACQUISITION DEBTS are fully repaid or settled (in principal and accrued but unpaid interest and other accessories owed at the date of COMPLETION) as provided in EXHIBIT 1.2, parts I and II,

•	a certificate of reiteration issued by the SELLERS reiterating the representations and warranties granted under section 6 below, and

•	a certificate of reiteration issued by the MAJORITY SHAREHOLDER reiterating the representations and warranties granted under section 8.1 below.

5.2.2	Following delivery of the documents referred to in section 5.2.1 above, the PURCHASER shall:

•	in consideration for the SOLD SHARES by the MAJORITY SHAREHOLDER, pay (i) one hundred seventy eight million seven hundred thirteen thousand seven hundred ninety nine Euros and eighty four cents (EUR 178,713,799.84), plus (ii) the amount referred to in section 4.1.2, this global amount being reduced by the amount of the LIQUIDATION COSTS, as initially certified by SGG, as set forth in section 4.2,

•	pay twenty seven million fifteen thousand seven hundred eighty five Euros and nineteen cents (EUR 27,015,785,19) to the MINORITY SHAREHOLDERS, corresponding to the payment of that portion of the CONSIDERATION relating to the SOLD SHARES transferred by the MINORITY SHAREHOLDERS,

•	procure that, to the extent applicable to the PURCHASER, the ACQUISITION DEBTS be fully repaid or settled (in principal and accrued but unpaid interest and other accessories owed at the date of COMPLETION) as provided in EXHIBIT 1.2,

•	issue a certificate of reiteration issued by the PURCHASER reiterating the representations and warranties granted under section 7 below.

6.	SELLERS’ REPRESENTATIONS AND WARRANTIES

The SELLERS make and grant the representations and warranties as follows, on a several basis (responsabilité conjointe et non solidaire), as at the date hereof.

The PURCHASER hereby acknowledges that (i) the representations and warranties made by the SELLERS are limited to the ones contained in this section 6 and that it does not enter into this AGREEMENT in reliance on any other representations, warranties, covenants or undertakings, and that (ii) the representations and warranties made by the MAJORITY SHAREHOLDER under section 8.1 below, in respect of the LUXCOS, shall be of no effect on the MINORITY SHAREHOLDERS, which shall bear no liability hereunder.

6.1	Authority of SELLERS

6.1.1	The execution, delivery and performance of this AGREEMENT by the SELLERS have been duly authorized and approved by the SELLERS’ corporate bodies where applicable and do not require any further authorization or consent of the SELLERS or their shareholders.

6.1.2	This AGREEMENT will, when executed, constitute a valid and binding obligation of the SELLERS.

6.2	No violation, consents and approvals

Subject to the fulfillment of the conditions precedent provided in section 3 above, neither the execution and the delivery of this AGREEMENT, nor its performance by the SELLERS shall contravene or violate any requirements of law, court orders, or orders of any governmental authority.

6.3	Share capital

EXHIBIT 6.3 sets forth the amount of the GROUP COMPANIES’ share capital, detailing all the securities issued by the GROUP COMPANIES, the categories and respective rights thereof and holders thereof.

The MAJORITY SHAREHOLDER represents that it is the full and sole owner of 2,337,509 shares of UHS HEALTH PARTNERS SARL, representing 100% of the issued and outstanding share capital and voting rights of UHS HEALTH PARTNERS SARL, which owns 1,807,267 shares of SANTE PARTENAIRES SARL, representing 100% of the issued and outstanding share capital and voting rights of SANTE PARTENAIRES SARL, itself the full and sole owner of 2,804,118 shares of the COMPANY, representing 81.49% of the issued and outstanding voting rights of the COMPANY.

The MINORITY SHAREHOLDERS represent that they are the full and sole owners of 637,082 shares of the COMPANY which they transfer to the PURCHASER, as set out in EXHIBIT 2, representing 18.51% of the issued and outstanding voting rights of the COMPANY.

The transfer of the shares representing (i) 100% of the issued and outstanding share capital and voting rights of UHS HEALTH PARTNERS SARL by the MAJORITY SHAREHOLDER together with the shares representing (ii) 18,51% of the issued and outstanding voting rights of the COMPANY by the MINORITY SHAREHOLDERS, grants the PURCHASER a direct and indirect ownership of 3,441,200 shares of the COMPANY, representing 100% of the COMPANY’S share capital and voting rights, on a fully diluted basis.

The CONTRIBUTED SHARES and the portion of the SOLD SHARES to be transferred by the MINORITY SHAREHOLDERS, as set out in EXHIBIT 2 (i.e. 474,320 shares of the COMPANY) are freely transferable subject to the provisions of EXHIBIT 6.3 and, as at COMPLETION, will not be subject to any pledge, lien, third party right and other encumbrances.

The COMPANY has not issued any securities other than the 3,441,200 shares representing 100% of its issued and outstanding share capital.

Except for the 01WARRANTS, the exercise of which will be waived by the MINORITY SHAREHOLDERS as set out in EXHIBIT 5.2.1c, none of the GROUP COMPANIES has issued any right, option, warrant, bond, security or instrument which could eventually grant the holder thereof, directly or indirectly, any right to shares of each of the GROUP COMPANIES, investment certificates, claims or voting rights at the GROUP COMPANIES shareholders’ or bond holders’ meetings.

6.4	T2A

The PURCHASER is aware of the recent changes in the French Social Security system of reimbursement (pricing per medical treatment or T2A) and of the related consequences of such changes on the cash-flows of the GROUP.

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The PURCHASER makes the following representations and warranties as at the date hereof.

7.1	The execution, delivery and performance of this AGREEMENT by the PURCHASER have been duly authorized and approved by the PURCHASER’s corporate bodies and do not require any further authorization or consent of the PURCHASER or its shareholders. This AGREEMENT will, when executed by Mr. Frédéric Dubois who is fully authorized for such purposes, constitute a valid and binding obligation of the PURCHASER.

7.2	The PURCHASER is a société par actions simplifiée duly incorporated and validly existing in accordance with the laws of France. The PURCHASER, which has the full legal capacity to carry out its business activities, in the manner in which they are currently carried out, represents, moreover, that it has the full authority, capacity and power to sign the AGREEMENT and carry out the SALE.

7.3	The PURCHASER is not insolvent (état de cessation des paiements), and is not subject to any court-ordered reorganization or liquidation proceedings, or to any proceedings within the scope of the prevention and out-of-court settlement of corporate difficulties, or any other conciliation or proceedings that affect the rights of creditors.

7.4	The PURCHASER has the funds necessary to carry out the SALE contemplated in this AGREEMENT in accordance with the terms and conditions as set out here above.

8.	PROVISIONS RELATING TO THE LUXCOS

8.1	MAJORITY SHAREHOLDER’S REPRESENTATIONS AND WARRANTIES RELATING TO THE LUXCOS

The MAJORITY SHAREHOLDER makes the following representations, grants the following warranties concerning the LUXCOS as at the date hereof, and undertakes to indemnify the PURCHASER in the manner set forth below.

The MAJORITY SHAREHOLDER is the full and sole owner of 2,337,509 shares of UHS HEALTH PARTNERS SARL, REPRESENTING 100% of the issued and outstanding share capital and voting rights of UHS HEALTH PARTNERS SARL, which owns 1,807,267 shares of SANTE PARTENAIRES SARL, representing 100% of the issued and outstanding share capital and voting rights of SANTE PARTENAIRES SARL.

UHS HEALTH PARTNERS SARL has not issued any securities other than the 2,337,509 shares representing 100% of its issued and outstanding share capital and the said shares are not be subject to any pledge, lien, third party right and other encumbrances.

SANTE PARTENAIRES SARL has not issued any securities other than the 1,807,267 shares representing 100% of its issued and outstanding share capital and the said shares will not be subject to any pledge, lien, third party right and other encumbrances on the date of COMPLETION.

The 2,804,118 shares of the COMPANY, being held by SANTÉ PARTENAIRES SARL, are freely transferable and as at COMPLETION will not be subject to any pledge, lien, third party rights and other encumbrances.

Since the date of incorporation of the LUXCOS and up to the date hereof, the activities carried on by said LUXCOS have been exclusively limited to (i) the participation in financing operations involving the UHS group incurred in connection with the acquisition, development and operations of the GROUP COMPANIES, resulting on the date hereof in the ACQUISITION DEBTS detailed in EXHIBIT 1.2 and (ii) the holding of shares in the following companies: the GROUP COMPANIES and UHS IRELAND.

The financial statements of the LUXCOS drawn up as at December 31, 2004 and attached as EXHIBIT 8.1 were prepared in accordance with the Luxemburg generally accepted accounting principles and give a true and fair view of the assets and liabilities and financial situation of the LUXCOS as at such date.

8.2	INDEMNIFICATION RELATING TO THE ACQUISITION AND LIQUIDATION OF THE LUXCOS

Notwithstanding the provisions of section 4.2 above, the MAJORITY SHAREHOLDER shall indemnify and hold harmless the PURCHASER for (i) any amount (including any liability of any nature whatsoever, whether current or deferred) that may be due by the LUXCOS, or the PURCHASER (following its acquisition of said LUXCOS), in connection with the LUXCOS’ activities, operations, assets, liabilities prior and up to COMPLETION and (ii) any amounts or costs (including taxes, rights or duties) relating to or resulting from (a) the disposal of any assets of the LUXCOS completed prior to, or on COMPLETION pursuant to the terms of this AGREEMENT and (b) the winding-up and liquidation of any of the LUXCOS, comprising the payment of any amount (including for the repayment of any indebtedness of any of the LUXCOS) due to any third party or the MAJORITY SHAREHOLDER or any affiliate thereof, in connection with, as a result of, or at the time of, the winding-up or liquidation of any of the LUXCOS, in excess of or other than the LIQUIDATION COSTS, as finally determined pursuant to section 4.2. Any amount due hereunder by the MAJORITY SHAREHOLDER shall be payable to the PURCHASER within thirty (30) BUSINESS DAYS of receipt of a notification in writing from the PURCHASER requesting such payment by the MAJORITY SHAREHOLDER, together with satisfactory supporting documentation.

8.3	MODIFICATIONS TO THE STRUCTURE OF THE TRANSACTION

The PARTIES acknowledge that the MAJORITY SHAREHOLDER has not yet finalized the tax and legal analysis which it is currently performing in order to set up the most optimized transaction structure at its level for the transaction. Therefore, in the event where the MAJORITY SHAREHOLDER would propose, after the date hereof, that modifications be made to the structure of the transaction (including the elements described in Part II of EXHIBIT 1.2), the PURCHASER undertakes to consider them in good faith and make its best efforts to respond favorably to any such proposal, it being understood that the PURCHASER’s undertakings are given under the condition that such modifications have no impact on the state of COMPLETION and have no financial adverse consequence, whether immediate or deferred, for the PURCHASER.

9.	CONFIDENTIALITY

9.1	Announcements

No announcement in connection with this AGREEMENT shall be made by or on behalf of any of the PARTIES hereto or their respective groups otherwise than with the prior approval of the other (such approval not to be unreasonably withheld or delayed), except as required by law.

9.2	Other confidentiality undertaking

Except in order to satisfy any legal or regulatory obligation binding upon the PARTIES, or for the purpose of defending their interest in the event of a dispute between the PARTIES, the PARTIES shall keep this AGREEMENT and its EXHIBITS confidential.

10.	COSTS

Subject to section 11, each PARTY hereto shall bear the costs and expenses incurred by it in connection with this AGREEMENT and the transactions contemplated hereunder.

11.	REGISTRATION TAXES

Registration taxes and stamp duties due in connection with the transfer of the SHARES TRANSFERRED shall be borne by the PURCHASER.

12.	CADUCITY OF PRIOR AGREEMENTS

This AGREEMENT supersedes and replaces any prior agreements entered into between the PARTIES in connection with the scope of this AGREEMENT and the transactions contemplated hereunder.

13.	AMENDMENTS - WAIVER

Any amendment to this AGREEMENT shall be made by means of a written instrument signed by the PARTIES.

No failure to act or request performance from one PARTY shall be deemed a waiver to any of its rights under this AGREEMENT.

14.	NOTICES - DELAYS

14.1	Representation of the MINORITY SHAREHOLDERS

In order to facilitate all communication between the PARTIES in respect of the AGREEMENT, the MINORITY SHAREHOLDERS irrevocably grant powers to Mr. Frédéric Dubois, who accepts, to represent them within the scope of the performance of the AGREEMENT, in particular with respect to (i) all notifications to be made, (ii) all actions to be taken and (iii) the follow up of all procedures to be carried out within the scope of the AGREEMENT.

14.2	Form of the notices

Any notification in respect of the AGREEMENT shall be made in writing and shall be considered to have been duly sent and received (i) on the same day if it is hand-delivered, (ii) within one (1) BUSINESS DAY of it being sent if it is sent by fax or e-mail, followed by a confirmation by registered letter with return receipt requested within twenty four (24) hours, (iii) within five (5) BUSINESS DAYS of it being sent if it is sent by an international courier service (such as Federal Express), or (iv) on the date of first presentation thereof if it is sent by registered letter with return receipt requested, to the following addresses:

For the purposes of this section, the addresses of the PARTIES are the following:

The MAJORITY SHAREHOLDER:

UHS INTERNATIONAL INC.

For the attention of the Chief Financial Officer

Mr. Steve Filton

Address: 367 South Gulph Road

King of Prussia, PA

USA

Fax: 00 1 610 768 33 18

Email: steve.filton@uhsinc.com

Copied to Alain Decombe

Coudert Frères

52 avenue des Champs-Elysées

75008 Paris

Email: alain.decombe@coudert.com

Fax: 33.1.53.83.60.60

The MINORITY SHAREHOLDERS:

Mr. Frédéric Dubois

Address: c/o MEDI-PARTENAIRES, 7, rue Royale, 75008 Paris

Fax: 33.1.43.12.34.32

Email: f.dubois@medi-partenaires.fr

Copied to GATIENNE BRAULT & ASSOCIÉS

144 rue de Courcelles

75017 Paris

Fax : 33.1.55.651.652

Email : gb@brault.net

The PURCHASER:

FINANCIÈRE OPALE

For the attention of the President

Mr. Frédéric Dubois

Address: 7 rue Royale, 75008 Paris

Fax: 33.1.43.12.34.32

Copied to Michel Frieh

LINKLATERS

25 rue de Marignan

75008 Paris

Fax : 33.1.43.59.50.63

Email : michel.frieh@linklaters.com

In the event of a change of address or addressee, the relevant PARTY shall notify the other PARTIES in the form set out above.

14.3	Computation of delays

Delays shall be computed by applying the rules set by the French New Code of Civil Procedure.

15.	AUTONOMY

The invalidity or inapplicable nature (in full or in part) of any provision of the AGREEMENT shall not have an impact on the validity or applicability of the other provisions of the AGREEMENT, which shall retain their full effect and scope. In the event that the validity of any of the provisions of the AGREEMENT is called into question, the PARTIES commonly agree to amend the provision that has become invalid in order that (i) this provision be valid and (ii) the initial scope of this provision and of the AGREEMENT be maintained.

16.	ENTIRE AGREEMENT

The AGREEMENT (as well as any document and instrument to which reference is made in the AGREEMENT) and its EXHIBITS are indivisible and constitute the entire agreement between the PARTIES in respect of the SALE.

17.	COOPERATION

The PARTIES shall cooperate with respect to the performance of any steps or formalities that may be required for the implementation of the AGREEMENT or for the consequences hereof.

18.	LANGUAGE

This AGREEMENT shall be executed in English, except for some of the EXHIBITS which are drafted in French.

19.	APPLICABLE LAW

This AGREEMENT shall be governed by and construed in accordance with the laws of France.

20.	CONCILIATORY PROCEEDINGS – JURISDICTION

Any dispute which may arise in the context of this AGREEMENT or relating thereto shall be settled in accordance with the procedures stipulated under this section 20, which shall constitute the sole and exclusive procedures for settling disputes of this nature.

20.1	Conciliatory Proceedings

(i)

The PARTIES undertake to resolve rapidly and in good faith any disputes arising in the context of the AGREEMENT or relating thereto by negotiations between the PARTIES concerned, and their designated representatives. To this effect, any PARTY shall give to the other PARTY a written notice of any dispute which has not been settled in the ordinary course of business. Within fifteen (15) BUSINESS DAYS of the delivery of such notice, the PARTY having received such notice shall reply to the other PARTY in writing. The notice and reply shall include (a) a declaration of the position of the PARTY issuing the notice or reply, as the case may be, and a summary of the arguments in support of such position and (b) the name and the position of the person who will represent such PARTY in connection with the dispute concerned and any other person who shall accompany said person (including external advisors). Within thirty (30) BUSINESS DAYS of the receipt of the above notice, the representatives of the PARTIES concerned shall meet at a mutually acceptable time and place, and subsequently, as often as the PARTIES deem reasonable and necessary to settle the dispute. All reasonable requests for information made by either PARTY to the other PARTY shall be complied with.

(ii)	If the issue has not been settled within sixty (60) BUSINESS DAYS of the receipt of the initial notice or if the PARTIES have not succeeded in meeting within thirty (30) BUSINESS DAYS of receipt of such notice, either PARTY may institute legal proceedings as provided for in section 20.2 below.

(iii)	All negotiations carried out in accordance with this section shall be confidential and shall be treated as negotiations for compromise and settlement for the purposes of all applicable regulations.

20.2	Legal proceedings

If a dispute has not been settled by the conciliatory proceedings provided for in section 20.1 above within the timeframe mentioned in section 20.1 (ii), either PARTY involved in the above conciliatory procedure may institute proceedings before the competent courts of Paris (subject to a thirty (30)- BUSINESS DAY prior notice to the other PARTY); with the exception of, however, the situation of the PARTY which, having requested that the other PARTY participate in a conciliatory procedure and having met with a refusal on the part of the other PARTY, may institute proceedings before the expiration of the above-mentioned deadline.

20.3	Conservatory measures

The procedures specified in this section 20 shall be the sole and exclusive procedures for settling disputes between the PARTIES arising in the context of this AGREEMENT or relating thereto. However, a PARTY may, without prejudice to the above procedures, (i) initiate any necessary action in order to avoid the opposition of a statute of limitations and (ii) undertake any legal action, notably of a conservatory nature, such as summary procedure, if according to its personal appreciation of the facts, said action is necessary to protect its rights, avoid an immediate loss or maintain the status quo.

21.	NUMBER OF ORIGINAL COPIES

The PARTIES agree that they shall depart from the rules of evidence as set by the French Civil Code, and in particular by section 1325 thereof. They shall not request that one original be signed per PARTY as evidence of their commitments hereunder.

There shall be:

•	One original copy remitted to the MAJORITY SHAREHOLDER,

•	One original copy remitted to Mr. Frédéric DUBOIS for the parties collectively referred to as the MINORITY SHAREHOLDERS,

•	One original copy remitted to the PURCHASER.

These three (3) original copies and the remittance of a photocopy of this AGREEMENT to all the PARTIES shall sufficiently constitute the non rebuttable evidence of their commitments hereunder.

Executed in three (3) original copies

UHS INTERNATIONAL INC.

/s/ Steve Filton

By:	Steve Filton
Signed in King of Prussia, PA, USA

SANTE ET LOISIRS		CMS STAFF

/s/ Frédéric Dubois		/s/ Frédéric Dubois

By:	Mr. Frédéric DUBOIS	By:	Mr. Frédéric DUBOIS
Signed in Luxemburg		Signed in Luxemburg

SF STAFF		MP STAFF

/s/ Frédéric Dubois		/s/ Frédéric Dubois

By:	Mr. Frédéric DUBOIS	By:	Mr. Frédéric DUBOIS
Signed in Luxemburg		Signed in Luxemburg

FINANCIERE OPALE

/s/ Frédéric Dubois

By:	Mr. Frédéric DUBOIS
Signed in Luxemburg